EXHIBIT 10.10

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of this 28th day of January, 2000 between TRAVELMAX INTERNATIONAL, INC, a California corporation (the "Seller") and PROTRAVEL SOLUTIONS, INC., a Florida corporation ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller, leases and operates a facility located at 2701 West Oakland Park Blvd., Ft. Lauderdale, FL (the "Facility"), where it conducts a business of retail travel reservations and fulfillment, and travel representative multi-level marketing (the "Business");

         WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser seeks to purchase certain of Seller's assets and assume certain liabilities;

         WHEREAS, Seller seeks to sell, assign, or transfer certain of its assets and liabilities to Purchaser; and

         WHEREAS, the parties intend and believe that it is in their best interests to enter into this Agreement and the other agreements contemplated herein;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other valuable consideration, the receipt, accuracy, and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       TRANSACTION

1.1      Purchase and Sale

On the terms and subject to the conditions set forth herein, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase and acquire from Seller at the Closing (as defined herein):

         (a) All right, title and interest of Seller in and to the assets only as described in Schedule 1.1(a), attached hereto and incorporated by reference to this Agreement (the "Assets");

         (b) The contracts in force and effect (including deposits related thereto), leases, agreements and purchase and sale orders of Seller related to the Business only as identified in Schedule 1.1(b), attached hereto and incorporated by reference to this Agreement, prorated as applicable; and

         (c)      All Permits (as defined in Section 5.9 hereof) listed on
                  Schedule 5.9 hereof, particularly Airlines Reporting Corporation ("ARC") appointment number 10532395, subject to ARC consent and at such time as ARC provides such consent, and toll-free telephone numbers 800.958.6299 and 888.758.6299, subject to any required third-party approvals.
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1.2      Additional Liabilities Assumed

         (a) Purchaser shall assume liability for travel commissions payable as of the Closing Date (the "Commissions") that are associated with the operations of the Business, up to an amount of $150,000.00. Purchaser represents and warrants that funds to pay such commission (the "Commissions Funds") shall be deposited into an account and segregated for the specific purpose of paying such Commissions in accordance herewith, and further agrees to indemnify Seller from and against all claims in connection with such Commissions. The banking coordinates for the funds are described on Schedule 1.2 attached hereto and incorporated by reference to this Agreement The Commission Funds shall be immediately released to those known to be eligible for payment as of the Closing Date. The nature and extent of such commissions known to the Seller as of the Closing Date are more fully set out in Schedule 1.2(a), attached hereto and incorporated by reference to this Agreement. The names, nature and extent of commissions owed to additional third-parties prior to the Closing Date but not known to the Seller as of the Closing Date may be disclosed to the Purchaser following the Closing, and will be paid in full on or before the expiration of the six (6) week period following execution of this Agreement.

         (b) Purchaser shall assume all liabilities and obligations under the contracts and permits assumed by Purchaser pursuant to Sections 1.1(b) and (c), and Seller's employment obligations to the employees listed on Schedule 1.2(b), attached hereto and incorporated by reference to this Agreement, all as of the Closing Date.

1.3      Software and Database

         (a) Seller shall cause KamTel International, Inc. ("Kamtel") and Network Holdings International, Inc., ("NHI") to enter into a non-exclusive software license agreement (the "Software Licensing Agreement") with the Purchaser for the use of the software known as the KAM2000 software (the "Software"). Purchaser shall not sub-license the software to third parties without the prior written consent of each of KamTel, NETW, and the Seller. Purchaser acknowledges that default in the payment of the Purchase Price (as defined herein) shall constitute default in the Software Licensing Agreement and shall entitle KamTel and NHI to terminate the Software Licensing Agreement.

         (b) Seller shall provide Purchaser with non-exclusive use of Seller's database consisting of information pertaining to independent travel agents and independent representatives (the "Database"), which Database is maintained in the Software. It is agreed and understood that (i) Seller shall retain the ownership of the Database and all rights appurtenant thereto;
                  (ii) during such time as the Software Licensing Agreement is in effect, Seller will not use the Database to solicit new home-based travel business (but may continue to service its existing business); (iii) Purchaser will not make the Database available to third-parties and will hold the information

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                  confidential at all times; and (iv) upon the termination of the Software Licensing Agreement for any reason, Purchaser shall immediately cease any and all use of the Database and will return all representations (whether digital or analog) of the Database.

1.4      Continuing Operations

Notwithstanding any provision of this Agreement, Purchaser acknowledges and agrees that it shall not receive or assume any part of Seller's corporate travel operation and further acknowledges and agrees that Seller may continue to operate travel services to the extent not specifically prohibited herein.

2.       PURCHASE PRICE

2.1      Cash Purchase Price

The cash purchase price shall be $ 230,000.00 (the "Purchase Price"), payable as follows

         (a) At Closing, Purchaser shall pay to Seller, by wire transfer, attorney's trust account check or money order, one hundred fifty thousand dollars ($150,000.00), which shall include fifty thousand dollars ($50,000.00) previously deposited in the escrow account of Gerald Gritter, Esq. (the "Escrow Agent").

         (b) At Closing, Purchaser shall deposit into the escrow account of the Escrow Agent eighty-thousand dollars ($80,000.00) to be later distributed to Seller subject to the following terms:

                  (i) sixty five thousand dollars ($65,000.00) shall be paid to Seller in cleared funds no later than ninety
                           (90) calendar days following the Closing Date;

                  (ii) fifteen thousand dollars ($15,000.00) shall be paid to Seller in cleared funds no later than six (6) calendar months from the Closing Date; and

                  (iii) until such time as this payment has been made to Seller, these funds shall be held in escrow by the Escrow Agent, to be released as agreed upon elsewhere herein, pursuant to an escrow agreement (the "Escrow Agreement") to be delivered at Closing.

2.2      Stock of Purchaser or Successor-in-Interest

         (a) At such time as Purchaser or Purchaser's successor-in-interest (the "Entity") undertakes to file a registration statement under the Securities Act of 1933, as amended (the "Act"), the Securities Exchange Act of 1934, as amended, or otherwise establishes a public market for the securities of the Entity, Purchaser shall cause to be issued to Seller or its designee


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                  50,000 shares of unrestricted common stock of the Entity (or such other security of the Entity for which a public market is being established (the "Security").

         (b) In the event that a public market for the Security has not been established by March 31, 2001, then the Purchaser shall ensure that the Entity, at Seller's option, either issues to the Seller or designee 50,000 shares of the Entity's capital stock or pays to the Seller or designee $50,000 in cash.

3.       CLOSING

Subject to the terms and conditions set forth herein, the closing of the purchase and sale of the Assets and the Business (the "Closing") shall take place within seven (7) calendar days of the execution of this Agreement and of Seller's delivery to Purchaser of all schedules and closing documents referred to in this Agreement. Such Closing shall take place at a mutually agreeable time at the Seller's place of business or at a location to be determined by the parties hereto as soon as practicable after the conditions set forth herein have been satisfied or waived, or at such other time and place as the parties hereto may agree. (The time of the Closing being hereinafter called the "Closing Date").

3.1 Items to be Delivered at Closing

         (a) Prior to or at the Closing, and subject to the terms and conditions herein contained, the Seller will deliver to the Purchaser the following:

                  (1) Such full bill of sale, assignments, consents and other good and sufficient instruments and documents of conveyance and transfer in a form reasonably satisfactory to the Purchaser and its counsel, as shall be necessary and effective to convey, transfer and assign to, and vest in, the Purchaser all of the Seller's right, title and interest in and to the Assets, including, without limitation good and valid leasehold interests in all of the Assets leased by the Seller and all the Seller's rights under all agreements, contracts, commitments, leases, plans, quotations, proposals, licenses, permits, authorizations, software, know-how, instruments, and accounts receivable documents that are included in the Assets;

                  (2) A copy of all of the resolutions adopted by the Seller's board of directors relating to the transactions contemplated by this Agreement, certified on the Closing Date to be complete and correct by the Secretary or an Assistant Secretary of the Seller; and

                  (3) All of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments, computer programs and software, manuals and guidebooks, price books and price lists, customer lists, supplier lists, sales records, files, correspondence, and other documents, books, records, papers, files and data belonging to the Seller which are part of the Assets as enumerated in the schedules attached hereto; provided, however, that Seller may retain copies of such materials to the extent necessary for Seller to fulfill its obligations under this Agreement or under other agreements, laws, regulations or understandings by which it is bound; and

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                  (4)      UCC-3 forms reflecting the release of the UCC-1
                           filings on Assets conveyed hereunder.

         (b)      The Purchaser will deliver to the Seller the following:

                  (1) A certified or bank cashier's check, or an attorney's escrow account check, payable to the order of the Seller or a wire transfer in the cash amount of $150,000.00;

                  (2) Copies of the resolutions adopted by the Purchaser's board of directors relating to the transactions contemplated by this Agreement, certified on the Closing Date to be complete and correct by the Secretary or an Assistant Secretary of the Purchaser;

                  (3)      The Escrow Agreement referenced in Section
                           2.1(b)(ii);

                  (4)      Assignment and assumption of lease of the facility;
                           and

                  (5)      The Software Licensing Agreement.

3.2 As an express pre-condition to Closing, all third party consents required hereunder this transaction shall be obtained or waived.

4.       POST CLOSING COVENANTS

4.1      Operations

Following the Closing, the parties agree to cooperate to take all reasonable steps as are appropriate to put the Purchaser in actual possession and operating control of the acquired portion of the Business and the Assets.

4.2      Third Party Consents

To the extent that the Seller's rights under any agreement, contract, commitment, lease, license, permit, authorization or other asset to be assigned to the Purchaser hereunder may not be assigned without the consent of another person which is not obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. The Seller covenants and agrees to use its best efforts to obtain all such required consents as promptly as possible prior to or after the Closing. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser's rights under the Asset in question so that the Purchaser would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by law and any agreements pertaining to the Asset, shall act as the Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and any agreements pertaining to the Asset, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser.

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4.3      Return of Operations to Seller

Seller is hereby granted the right of first refusal to reacquire the Business and the Assets for an amount not to exceed one-half of the consideration actually received by the Seller under this Agreement, in the event of either of the following:

         (a) Should Purchaser fail to operate the Business either because of a decision to cease operations, insolvency of the Business or the Purchaser, or filing for protection from creditors under bankruptcy law; or

         (b) The Entity fails to issue the Payment Shares to the Seller or its designee and a public market for such Payment Shares has not been established on or before March 31, 2001.

4.6      ARC

Prior to ARC granting approval for the transfer of the ARC Agent Reporting Agreement from Seller to Purchaser, Purchaser shall continue to book applicable travel through Seller under the ARC appointment number 10532395. Seller agrees that all revenue associated with such bookings, and all expenses related to such revenue, shall be for the benefit, and shall be the obligations of, Purchaser.

4.7      Third Party Consents

Purchaser agrees to use good faith and reasonable effort in obtaining third party consents to the assumptions and assignments as contained herein. This shall include immediately applying to third parties for approval and consents of any such assignment including, without limitation, applications for SABRE lease assignment and ARC number assignment.

4.8      Escrow Payments

Payments from the monies deposited in the escrow account shall be subject to the terms and conditions of the Escrow Agreement to be delivered at Closing. It shall also include payments from the monies in escrow pursuant to Section 2.1(b) and 7.3(c) paid only toward debit memos, claims, charges, or the like for which Seller is responsible and which arose prior to the Closing. Such obligations shall be paid only pursuant to the terms and conditions of the Escrow Agreement.

5.       REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement as follows:


5.1.     Corporate Existence

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and

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authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith.

5.2      Corporate Power and Authorization

The Seller has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Seller has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

5.3      Existing Condition

To Seller's knowledge, and except as disclosed to the Purchaser, prior to the Closing Date Seller, in relation to the Business, Seller has not:

         (a) sold, assigned or transferred any of the Assets or other interests in the Business except in the ordinary course of business consistent with past practice;

         (b) mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever any of Assets, other than the liens, if any, of current taxes not yet due and payable or liens which will be discharged or satisfied by the Closing Date;

         (c) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets; or

         (d) suffered any material adverse change to the condition of the Assets.

5.4      Title to Properties; Leasehold Interests

Except as otherwise disclosed to Purchaser, Seller has good, valid and marketable title to all of the Assets, real, personal and mixed, including all of the properties and assets used by the Business and those acquired (except in each case for Assets sold or otherwise disposed of in the ordinary course of business consistent with past practice), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except liens for current taxes not yet due and payable and except for liens that will be removed prior to the Closing Date. To Seller's knowledge, all leases, licenses, permits and authorizations in any manner related to the Assets or the Business and all other instruments, documents and agreements pursuant to which Seller has obtained the right to use any real or personal property in connection with the Business are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such instruments, documents or agreements any existing default or event which with notice or lapse of time, or both, would constitute a default and in respect of which Seller has not taken adequate steps to prevent a default from occurring, except has otherwise disclosed to Purchaser.

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

5.5      Condition of Tangible Assets

All facilities, machinery, equipment and other material items of personal property owned, leased, or used by Seller in the Business are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of the Business and conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

5.6      Tax and Other Returns and Reports

Except as disclosed in Schedule 5.6, all federal, state and local tax returns, reports and statements (including all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax under laws of the United States or any state or municipal or political subdivision thereof) required to be filed by Seller in connection with the Business (the "Tax Returns") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all such returns, reports and statements properly reflect the tax liabilities of Seller in relation to the Business for the periods, properties or events covered thereby; (b) all federal, state and local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, including those enumerated above in respect of the Tax Returns, which are called for by the Tax Returns, or claimed to be due by any taxing authority from Seller, or upon or measured by Seller's properties, assets or income (the "Taxes"), have been properly accrued or paid; (c) Seller has not received any notice of assessment or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Seller or any of its assets or properties; (d) there are no tax liens (other than any lien for current taxes not yet due and payable) on any of the Assets; (f) Seller has no knowledge of any basis for any additional assessment of any Taxes in relation to the Business; and (e) Seller has made all deposits required by law to be made with respect to employees' withholding taxes. Seller has not been notified of any tax delinquency, discrepancy, filing failure, or liability that has not been disclosed herein.

5.7      Litigation

Except as disclosed on Schedule 5.7, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to Seller's knowledge and belief, threatened against Seller (in connection with the Business), the Assets, the Business, or the transactions contemplated by this Agreement, and to Seller's knowledge and belief, there is not any basis for any such litigation, arbitration, investigation or proceeding. Except as disclosed, to Seller's knowledge and belief, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

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5.8      Compliance with Law

Seller, in connection with the Business, has complied with each, and is not in violation of any law, ordinance, or governmental rule or regulation to which it, the Business, or the Assets is subject. To Seller's knowledge, neither Seller nor any officer, employee or agent of, nor any consultant to, Seller in connection with the Business has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any governmental or regulatory body or authority or an officer or employee of any client, customer or supplier of Seller. To Seller's knowledge, Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.

5.9      Permits, Notices

Attached hereto as Schedule 5.9 is a complete list of all governmental permits, licenses and authorizations (collectively, the "Permits") that Seller has obtained to operate the Facility and the Business, including AGA approval. To Seller's knowledge, no other governmental permits, licenses or authorizations were necessary to operate and continue the Facility and the Business. To Seller's knowledge, Seller was not in breach of the terms of any of the Permits and had paid all necessary fees associated therewith and there were no other permits necessary for the operation of the Business as of the Closing Date. Seller had not received and there did not exist, any notice, notification or inquiry from any governmental or quasi-governmental agency to the effect that the Business or any of the Assets was in violation of any law, ordinance, rule, regulation, license, permit or authorization.

5.10     Validity of Contemplated Transactions, etc.

The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by Seller will not, violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Seller, the Business or the Assets is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, the Business or the Assets, (c) the Articles of Incorporation or By-Laws of Seller or any securities issued by Seller or (d) except as disclosed, any mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the assets or properties of Seller may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder.

5.11     Restrictions

Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, so far as Seller can now reasonably foresee, may in the future materially adversely affect or materially restrict, the prospects or condition (financial or otherwise) of the Business or the Assets.

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5.12     Conditions Affecting the Business

There are no conditions existing with respect to the Business, its markets, products, services, clients, customers, facilities, personnel or suppliers which are known to Seller or which should be known to the prudent businessman in charge of operations of the Business which would adversely affect the Business, considered as a whole, other than such conditions as may affect as a whole the industry in which the Business engages.

5.13     Contracts and Commitments

Except as otherwise disclosed, Seller, in relation to the Business, is not a party to any written or oral:

         (a) Agreement, contract or commitment with any present or former shareholder, director, officer, employee or consultant or for the employment of any person, including any consultant;

         (b) Agreement, contract, commitment or arrangement with any labor union or other representative of employees;

         (c) Representative or sales agency agreement, contract or commitment;

         (d)      Lease under which Seller is either the lessor or lessee;

         (e) Agreement, contract or commitment for any charitable or political contribution;

         (f) Agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any person, nor was any officer or employee of the Business subject to any such agreement, contract or commitment as of the Closing Date nor is any officer or employee of the Business subject to any such agreement, contract or commitment;

         (g) License, franchise, distributorship or other agreement, including those which relate in whole or in part to any patent, trademark, or copyright or to any ideas, technical assistance or other know-how of or used by the Business; or

         (h) Material agreement or contract not made in the ordinary course of Business.

Except as may be disclosed, each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed is valid and enforceable in accordance with is terms, the parties thereto are in compliance with the provisions thereof, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder, furthermore, except as may be disclosed no such agreement, contract, commitment, lease or other instrument, document or undertaking, in the reasonable opinion of the Seller, contains any contractual requirement with which there is a reasonable likelihood Seller or any other thereto will be unable to comply.

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5.14     No Third Party Options

There are no existing agreements, options, commitments or rights with, to or in any person to acquire the Business, any of the Assets or any interest therein, except for this Agreement and those contracts entered into in the normal course of business consistent with past practice for the sale of Seller's products and services.

5.15     Full Disclosure

No representation or warranty by Seller in this Agreement or in any document delivered or to be delivered by Seller pursuant hereto, and no statement, list, certificate or instrument furnished or to be furnished to the Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading.

5.16     Broker

All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by the Seller directly with the Purchaser and its counsel without the intervention of any person acting on behalf of the Seller in such a manner as to give rise to any valid claim against the Purchaser for a brokerage commission, finder's fee or other like payment.

6.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement as follows:

6.1.     Corporate Existence

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite power and authority and all necessary licenses and permits to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. Purchaser further warrants that it has obtained the necessary authorization to enter into this Agreement.

6.2      Corporate Power and Authorization

The Purchaser has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

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6.3      Broker

Except for its counsel which advised the Purchaser in the transactions contemplated hereby and whose fees shall be payable by the Purchaser, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by the Purchaser directly with the Seller without the intervention of any person acting on behalf of the Purchaser in such a manner as to give rise to any valid claim against the Seller for a brokerage commission, finder's fee or other like payment.

6.4      Full Disclosure

To Purchaser's knowledge, no representation or warranty by Purchaser in this Agreement or in any document delivered or to be delivered by Purchaser pursuant hereto, and no statement, list, certificate or instrument furnished or to be furnished to the Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading.

7.       INDEMNIFICATIONS

7.1      Seller Indemnification

To the extent not otherwise provided herein, Seller agrees to defend, indemnify and hold harmless Purchaser from and against:

         (a) All debts, liabilities and obligations arising out of or in any way relating to the operation of the Business accruing prior to the Closing Date or from events occurring prior to the Closing with respect to the ownership, management, operation and maintenance of the Business, other than those assumed by the Purchaser as of the Closing Date;

         (b) Any actual loss, liability or damage suffered or incurred by Purchaser because any representation or warranty contained in this Agreement, or in any document furnished to Purchaser by Seller in connection with the Closing hereunder, shall be false or misleading in any material respect; and all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this provision;

provided, however, that Seller's liability to Purchaser under this provision shall not exceed $80,000, which amount is subject to the Escrow Agreement referenced elsewhere herein.

7.2      Purchaser Indemnity

To the extent not otherwise provided herein or not inconsistent with any other provision hereof, Purchaser agrees to defend, indemnify and hold Seller harmless from and against:

         (a) Claims arising concerning payment of Commissions as addressed in this Agreement;

         (b) All debts, liabilities and obligations arising out of or in any way relating to the operation of the Business accruing subsequent to the Closing or from events occurring subsequent to the Closing with respect to the ownership, management, operation, maintenance and repair of the Business;

         (c) Any actual loss, liability, or damage suffered or incurred by Seller because of any representation or warranty contained in this Agreement, or in any document furnished to Seller by Purchaser in connection with the Closing hereunder, shall be false or misleading in any material respect; and

         (d) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Seller in connection with any suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this provision.

7.3      Indemnification Procedure

Except to the extent expressly provided elsewhere in this Agreement, the following procedures shall be followed with respect to all claims for indemnification under this Agreement and all obligations of indemnification hereunder shall be subject to compliance by the party to be indemnified with such procedures:

         (a) The indemnitee shall give prompt written notice to the indemnitor of any claim that might give rise to a claim by the indemnitee against the indemnitor pursuant to this Agreement, stating the nature and basis of such claims and the estimated amounts thereof.

         (b) If any action, suit or proceeding is brought against an indemnitee with respect to which an indemnitor may have liability pursuant to this Agreement, the action, suit or proceeding shall be defended (including all proceedings on appeal or for review that counsel for the indemnitor shall deem appropriate) by, and may be settled or compromised by, the indemnitor, upon (X) the written acknowledgment by the indemnitor that it has the obligation to indemnify the indemnitee under the indemnity agreements contained herein and
                  (Y) the making of reasonably adequate provisions by the indemnitor to ensure the indemnitee of the ability of the indemnitor to satisfy its obligation hereunder. Prior to receipt by the indemnitee of the indemnitee of the indemnitor's written acknowledgment and provision as required by clauses (X) and (Y) of the preceding sentence, the indemnitee shall have the right to contest or defend (and, if the indemnitee has not received such written acknowledgment and provision within 30 business days after the indemnitee has provided written notice as required by Section 8.2 above, to settle or compromise) such action, suit or proceeding at the expense of the indemnitor. In addition to the foregoing, the indemnitee may, by written notice to the indemnitor, require the indemnitor to assume the defense of any action, suit or proceeding with respect to which the indemnitor may have liability pursuant to this Agreement. The indemnitee shall have the right to employ its own counsel in connection with any action, suit or proceeding being defended by the indemnitor pursuant hereto, but the fees and expenses of such counsel shall be at the indemnitee's own expense unless (i) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the indemnitor in connection with the defense of such action, suit or proceeding or (ii) the indemnitee shall have reasonably concluded and notified the indemnitor that there may be specific defenses available to it that are different from or in addition to those available to the indemnitor or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained herein, in either of which events (A) the indemnitor, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnitee and (B) only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained herein shall be borne by the indemnitor. The indemnitor shall keep the indemnitee fully informed of such action, suit or proceeding at all stages thereof whether or not the indemnitee is so represented. The indemnitor shall make available to the indemnitee and its attorneys and accountants all books and records of the indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require to ensure the proper and adequate investigation, and the defense or settlement, of any such action, suit or proceeding.

         (c) The indemnitee shall be entitled to compromise or settle all actions, suits or proceedings as to which the indemnitor does not have or does not exercise the right to assume the defense, without consent of the indemnitor, PROVIDED, that it acts reasonably and in good faith in doing so. The indemnitee shall keep the indemnitor fully informed of such action, suit or proceeding at all stages thereof.

         (d) Purchaser shall have the right to set off against amounts held in escrow pursuant to the Escrow Agreement any amounts paid pursuant to a compromise or settlement of any action, suit, or connection with such action, suit, or proceeding, including reasonable attorneys' fees and costs through the appellate level; provided, however, that no set off shall be permitted unless and until the Seller has had an opportunity to negotiate a compromise or settlement related to said claim.

8.       MISCELLANEOUS PROVISIONS

8.1      Entire Agreement; Amendment; Assignment

This Agreement and the exhibits and schedules and all other agreements and documents specifically referenced herein and appended hereto embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, assigned or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge, assignment or termination is sought, and then only to the extent set forth in such instrument. Notwithstanding any provision in this Agreement to the contrary, Purchaser may not assign the rights and obligations under this Agreement to any third party without prior written notice to, and consent of, Seller.

8.2      Notices

All notices, demands, requests, or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement, shall be in writing and shall be hand delivered, sent by guaranteed overnight parcel express service or mailed by registered or certified mail, return receipt requested, postage prepaid, or transmitted by or telecopy (with a confirming copy sent by another permitted means), addressed as follows:

If to Seller:
         NETWORK HOLDINGS INTERNATIONAL, INC.
         2701 W. Oakland Park Blvd, Suite 100
         Ft Lauderdale, FL 33311
         Attention: James C. Healy, Executive Vice-President
         Facsimile: 954.453.3354

with a copy (which shall not constitute notice) to its counsel:
         Bruce E. Shemrock, Esq.
         2701 W. Oakland Park Blvd, Suite 100
         Ft Lauderdale, FL 33311
         Facsimile: 954.453.3193

If to Purchaser:
         PROTRAVEL SOLUTIONS, INC.
         1546 13th Avenue
         Naples, FL  34104
         Attention Ben O'Dell, President

with a copy (which shall not constitute notice) to its counsel:
         Gerald Gritter, Esq.
         English, McCaughan & O'Bryan, PA
         100 NE Third Avenue, Suite 1100
         Ft. Lauderdale, FL 33301
         Facsimile: 954.963.2439

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed or telefaxed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or, with respect to a telefax, the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.3      Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the conflicts of laws provisions thereof. Proper venue for any action arising out of this Agreement shall be Broward County, Florida.

8.4      Captions

The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

8.5      Benefit

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6      Construction

As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

8.7      Waiver

Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges hereunder.

8.8      Non-Business Days

If any obligation of a party hereto falls due on a Saturday, Sunday or legal holiday recognized by the United States Government or the State of Florida, then such obligation shall automatically be postponed until the next day which is not a Saturday, Sunday or legal holiday.

8.9      Cost and Expenses

Except for costs and expenses specifically assumed by a party under this Agreement, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder.

8.10     Survival of Representations

Each of the representations and warranties made herein shall survive the Closing for a period of two (2) years.

8.11     Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

8.12     Exhibits and Schedules

Each Exhibit, Schedule, and document attached hereto or referenced herein is incorporated by reference and made a part of this Agreement.

8.13     Benefit of Counsel; Construction of Contract

The parties to this Agreement were represented by counsel and participated in the drafting of this Agreement. This Agreement shall not be construed against the drafting party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:
TRAVELMAX INTERNATIONAL, INC.


By: /S/ JAMES C. HEALY
    --------------------------------
    James C. Healy
    Vice-President


PURCHASER:
PROTRAVEL SOLUTIONS, INC.


By: /S/ BEN K. O'DELL
    --------------------------------
    Ben K. O'Dell
    President

SCHEDULE 1.1(a) ASSETS


Pursuant to this Agreement, Seller conveys, assigns, transfers and conveys to Purchaser all its right, title, and interest in the following assets:

FURNISHINGS
1)       7 cubicles with returns
2)       4 desks
3)       4 returns
4)       1 credenza
5)       11 chairs
6)       2 lateral file cabinets
7)       4 four drawer file cabinets
8)       1 cement/steel safe
9)       14 cubicle filing cabinets
10)      11 cubicle dividers (sm. gray)
11)      47 ITA/IR filing cabinets with ITA/IR files

COMPUTER HARDWARE AND OTHER ELECTRONICS
1)       Computers with corresponding monitors, keyboards and mice
                                    COMPUTERS
                                    ---------
         IBM Clone                                   #002114
         IBM Clone                                   #001180
         IBM Clone                                   #002110
         IBM Clone                                   #002112
         IBM Clone                                   #001048
         IBM Clone                                   #1040000656
         Excel                                       #9BTWRAFQNE8
         Excel                                       #42639ATV322

                                    MONITORS
                                    --------
         Daytek                                      #DV9707M106772
         Daytek                                      #DC9707M106874
         AOC Spectrum                                #DK74301374
         Shamrock                                    #67TTBO435906
         MGC                                         #71400-1990
         AOC Spectrum                                #DDDK74305983
         Shamrock                                    #63TTCO147568
         Impress 5                                   #59552484

2)       2 HP LaserJet 4 Plus document printers
         HP 5m                                       #JPKH027648
         HP 5                                        #USHBO61447

3)       1 Cheetah Persona Card Printer              #60350116

4)       1 Hewlett Packard ScanJet 4 color scanner   #SG6832104C

5)       1 Minoltafax 1800 fax machine               #JPKH027648

6)       1 HP Office Jet 300                         #SG69CE318N


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

SCHEDULE 1.1(a) ASSETS

OTHER ASSETS
2 H1            NIN           VIDEO "NETWORK MARK. IN ACTION"                248
2 H1                     1122 BOOK "WAVE THREE"                              138
2 I1                     1122 BOOK "WAVE THREE"                              864
5 A2                     1210 AUDIO TAPE "OPPORTUNITY"                       930
1 C1                     1111  VIDEO "ITS ABOUT TIME"                       1576
1 E2                     1278 VIDEO "GETTING ON LINE"                        488
1K1             Nin           BOOK "MULTI LEVEL MAGIC"                         6
1 K2            NIN           DREAM VACATIONS INTO TAX DED.                   17
1 K2            NIN           VIDEO "TAX ADVAN. FOR VAC. OWN.                 73
1 K3            NIN           VIDEO "TAX ADV.FOR HOME BUS."                  189
1 K3            NIN           ITA EXAM                                      2400
1 K4            NIN           D.V.INTO T.D. OWNERSHIP BETTER                  16
1 K4                     1072 D.V.INTO T.D. TAX ADV. R.V. RESORT              28
1 K5                     1103 AUDIO TAPE "DO YOU LIKE TO TRAV."               48

                         1067 TAXMAX                                         400

                              NIN= NO ITEM NUMBER

SCHEDULE 1.1(b) LEASES AND CONTRACTS

LEASES

(1) LEASE OF OFFICE SPACE
         Network Holdings International, Inc. and The Century Group, Inc.

(2) SABRE RESERVATIONS SYSTEM LEASE ON 8 SABRE PENTIUM COMPUTERS AND CORRESPONDING MONITORS, KEYBOARDS, AND MICE AND ON 2 TRAVEL INVOICE PRINTERS AND 1 TRAVEL TICKET PRINTER (SUBJECT TO THIRD PARTY APPROVAL AND CONSENT)

SCHEDULE 1.2 COMMISSION FUND BANKING COORDINATES

Account #86109881, Bank of Shorewood, 700 W. Jefferson Street, Shorewood, IL 60431.

SCHEDULE 1.2(a) COMMISSIONS

Commissions payable

March                    $  17,598.20
April - June                22,258.95
July - December             83,634.12
                         -------------
TOTAL                    $ 123,491.27
                         =============

Support information for the above figures is voluminous and shall be maintained by Seller for inspection upon request, and shall be relinquished to Purchaser to enable payment thereon.


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

SCHEDULE 1.2(b) EMPLOYEES

         EMPLOYEE               ANNUAL SALARY
         Ysaac Bautista -       $ 22,880.00          MLM Cust Svc/ITA ID Cards,
                                                     etc

         Luis Argueta(1) -      $ 33,790.12          QC for tktg/ARC report/
                                                     fulfillment

         Liliana Maldonado      $ 24,000.00          travel agent



---------------
(1) Salary reflects a seven percent (7%) temporary salary cut that is in place through February 13, 2000.

SCHEDULE 5.6  FEDERAL, STATE, AND LOCAL TAX LIABILITY/FILING STATUS

A) Federal tax returns (form 1120) for the fiscal periods ended 6/30/98 and 6/30/99 have not been filed pending the completion of our audit. It is anticipated that there will be no tax liability associated with the filings.

B) Federal employer tax form 941 for the quarter ended 9/30/99 has been filed with a balance due for the tax deposits. Employer taxes for that quarter and the quarter ended 12/31/99 not remitted as of this date are approximately $44,018.

C) State sales tax forms REV.63 for the State of California have not been filed with the State Board of Equalization for the quarters ended 6/30/99, 9/30/99 and 12/31/99 and are expected to be filed shortly. The aggregate tax liability associated with those filings is expected to be less that $1,000. Sales tax forms for the same periods for the State of Washington also have not been filed and are not expected to generate a tax liability.

SCHEDULE 5.7 LITIGATION

RPS, Inc. On July 20, 1998, RPS, Inc., filed a complaint in the Los Angeles County Superior Court, Central District, in Los Angeles, California (Case # BC 188107), against TravelMax International, Inc., a subsidiary of the Company.

CARLA B. BELNAP. On June 3, 1999, Carla B. Belnap, a former TravelMax Independent Travel Agent, filed a complaint in the Third Judicial Distract Court in and for Salt Lake County, State of Utah (Civil No: 990906014) against TravelMax International, Inc. There is a Stipulated Judgment against TravelMax for $1,500.00.

IKON OFFICE SOLUTIONS. On November 1, 1999, IKON Office Solutions, Inc., was awarded a stipulated judgment in the amount of $ 735,341.37, against TravelMax International, Inc.

CUSTOM GRAPHICS PRODUCTS. On November 24, 1999, Custom Graphics Products filed a complaint against TravelMax International, Inc. seeking approximately $111,000.00.

BORG-WARNER. A judgment was entered on December 8, 1997 in favor of Borg-Warner Security Corporation against TravelMax International, Inc., in the amount of $ 524,060.

NOVUS SERVICES. On August 6, 1998, NOVUS Services filed a complaint in the Superior Court of California for the County of Orange (Case # 797873) against TravelMax International, Inc.

ATTORNEY GENERAL OF CALIFORNIA. On September 8, 1998, Daniel E. Lungren, as Attorney General of the State of California, filed a Stipulation for Entry of Judgment, in the Superior Court of the State of California, for the County of Los Angeles (Case # BC197029). This Judgment was filed as a settlement of threatened legal action against TravelMax International, Inc., and TravelMax International Foundation. The settlement was for $ 245,695.55, the outstanding balance of which is approximately $170,000.

SCHEDULE 5.9  PERMITS, LICENSES, AND AUTHORIZATIONS

1) Airlines Reporting Corporation appointment number 10532395, subject to ARC consent

2) Toll-free telephone numbers 800.958.6299 and 888.758.6299, subject to any required third-party approvals.

3) Authorization to operate and book using the SABRE reservations system, subject to any required third-party approvals.


                                       i